SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8 K

CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



March 2, 2001
(Date of Report)


Infynia.com Corporation
(Exact name of registrant as specified in its charter)


Colorado
(State or other jurisdiction of incorporation)


 0-023310                                      84-1116284
(Commission File Number)   (IRS Employer Identification Number)


127 Cremazie West, Montreal, Quebec Canada H2N 1L5
(Address of principal executive offices including zip code)


(514) 382.3830
(Registrant's telephone number including area code)


Not Applicable
 (Former name or former address, if changed since last report)

Item 1.  Change in Control of Registrant: Not Applicable.

Item 2.  Acquisition or Disposition of Assets:

On February 16, 2001, Infynia.com Corporation, a Colorado corporation has acquired through its wholly owned Canadian subsidiary, Infynia.com Inc., the following tangible and intangible assets of ZBUS Technologies, Inc.
(1) Inventories. (2) Equipment, (including production equipment).
(3) The exclusive technology of Zeus System, and, (4) The intellectual property related to the ZEUS System. The total consideration was paid in cash for an amount of CAN $175,700.69. To fund this transaction, Infynia.com Inc. has borrowed CAN $122,000 from National Bank of Canada at a floating rate of prime plus 1 3/4%, with monthly payments of approximately CAN $3,000 starting on or before March 31, 2001, for the next four years.

The Zeus system provides "smart infrastructure" that is compatible with the various different telecommunication and computer networks and the most widely used transfer protocols, has no limits and adapts to evolving needs and new technologies. For instance, a building to be "smart", all its management and control systems must be linked together by an integrator. Every single detector, each piece of telecommunication equipment, each video camera and each data entry point then becomes an integral part of the same network, regardless of the specific data transfer protocol used by each. The Zeus system with appropriate interfaces allows the accessibility to all decision-making information in real time, assuring an optimum use of resources and space.

Between 1996 and 1999, ZBUS Technologies received from the Quebec Government approximately CAN $1.5 million in subsidies for the research and development of its technology. Since 1999, the technology has been commercially sold under the trademark of Zeus System primarily in the Quebec and Canadian national market. For the last two years, the company achieved sales in excess of CAN
$2 million. Significant customers for the calendar year 1999 and 2000 include: Molson Center, Hydro-Quebec, Canadair, Dorval and Mirabel Airports, Government of Canada, Government of Quebec (Transport Department) National Bank of Canada, National Bank of Paris, Port of Montreal, as well as several Cities, Hospitals, Police headquarters and car dealerships located in the Province of Quebec. Mr. Claude Fisette, President of ZBUS Technologies and founder of the Zeus system will become Chief Technical Officer of the Company's subsidiary. Infynia.com entered into a lease agreement for the principal offices of ZBUS Technologies which are located at 281, Montee des Pionniers, Lachenaie (Quebec) Canada J6W 5E1.


Item 3.  Bankruptcy or Receivership: Not Applicable.

Item 4.  Changes in Registrant's Certifying Accountant: Not Applicable.

Item 5.  Other Events: Not Applicable.

Item 6.  Resignation of Registrant's Directors: Not Applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits:
Not Applicable
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended,  Registrant has duly caused this report to be signed on
100:   its behalf by the undersigned hereunto duly authorized

INFYNIA.COM CORPORATION
(Registrant)


By: /s/ Louis R. Turp
    Louis R. Turp, Chief Executive Officer


Date: March 2, 2001